As filed with the Securities and Exchange Commission on August 14, 2009

Registration No. 333-138181

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LeMaitre Vascular, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

04-2825458

(I.R.S. Employer Identification No.)

LeMaitre Vascular, Inc.

63 Second Avenue

Burlington, Massachusetts 01803

(Address of Principal Executive Offices) (Zip Code)

2006 Employee Stock Purchase Plan

(Full Title of the Plan)

George W. LeMaitre

Chairman and Chief Executive Officer

LeMaitre Vascular, Inc.

63 Second Avenue

Burlington, Massachusetts 01803

(Name and Address of Agent for Service)

(781) 221-2266

(Telephone Number, Including Area Code, of Agent For Service.)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

EXPLANATORY NOTE

LeMaitre Vascular, Inc., a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (the “Post-Effective Amendment”) in connection with certain shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), that were originally registered pursuant to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 24, 2006, File No. 333-138181 (the “Registration Statement”) to be offered or sold under the Registrant’s 2006 Employee Stock Purchase Plan (the “Stock Purchase Plan”). The Registration Statement also covered shares to be offered or sold under 1997 Stock Option Plan, 1998 Stock Option Plan, 2000 Stock Option Plan, 2004 Stock Option Plan, and 2006 Stock Option and Incentive Plan (collectively, the “Option Plans”). Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement also covered an indeterminate amount of interests to be offered or sold pursuant to the Stock Purchase Plan and Option Plans.

On July 13, 2009, the termination of the Stock Purchase Plan was approved by the Board of Directors of the Registrant. Such termination was effective as of July 31, 2009, Accordingly, the offering of shares of Common Stock pursuant to the Stock Purchase Plan, as contemplated by the Registration Statement, has terminated. The Registrant is withdrawing from registration, by means of this post-effective amendment to the Registration Statement (this “Post-Effective Amendment No. 1”), any of the shares of Common Stock relating to the Stock Purchase Plan that were registered under the Registration Statement and remained unsold at the termination of the offering.

Accordingly, the Registrant hereby withdraws from registration under the Registration Statement, all remaining shares of Common Stock that have not been and will not be sold under the Plan. For clarity, the Registrant is not withdrawing from registration any shares of Common Stock relating to the Option Plans.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, Commonwealth of Massachusetts, on August 14, 2009.

LEMAITRE VASCULAR, INC.

By:	/s/ George W. LeMaitre
George W. LeMaitre
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ George W. LeMaitre	Chairman, Chief Executive Officer and Director	August 14, 2009
George W. LeMaitre	(Principal Executive Officer)

/s/ David B. Roberts	President and Director	August 14, 2009
David B. Roberts

/s/ George D. LeMaitre	Director	August 14, 2009
George D. LeMaitre

/s/ Cornelia W. LeMaitre	Director	August 14, 2009
Cornelia W. LeMaitre

/s/ Michael C. Jackson	Director	August 14, 2009
Michael C. Jackson

/s/ Lawrence J. Jaskinski	Director	August 14, 2009
Lawrence J. Jasinski

/s/ Russell D. Hays	Director	August 14, 2009
Russell D. Hays

/s/ John J. O’Connor	Director	August 14, 2009
John J. O’Connor

/s/ William N. Thorndike, Jr.	Director	August 14, 2009
William N. Thorndike, Jr.

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